Exhibit 99.1

February 6, 2009
FOR IMMEDIATE RELEASE

VERSAR, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS FOR FISCAL YEAR 2009

Offices
Headquarters
Springfield, VA

Inside the U.S.
Baltimore, MD
Columbia, MD
Gaithersburg, MD
Germantown, MD
Richmond, VA
Norfolk, VA
Chicago, IL
San Antonio, TX
Denver, CO
Dugway, UT
Tempe, AZ
Sacramento, CA

Outside the U.S.
Baghdad, Iraq
Erbil, Iraq
Abu Dhabi, UAE
Manila, PH

Springfield, VA – Friday, February 6, 2009 – Versar, Inc. (Amex: VSR) today announced second quarter fiscal year 2009 financial results for the period ended December 26, 2008.  Gross revenue for the second quarter of fiscal year 2009 was $27,967,000, a decrease of $1,388,000 (5%) from the second quarter of fiscal year 2008.  The decrease was due to the completion of municipal aquatic projects in the Compliance and Environmental business segment offset in part by an increase in overseas Program Management and domestic Professional Services and National Security project work.  The Company has received approximately $22 million of new construction management contracts which will be in full swing during the remainder of fiscal year 2009.  Net income for the second quarter of fiscal year 2009 was $565,000, or $0.06 per share compared to $745,000, or $0.08 per share from the second quarter of fiscal year 2008.  The decrease in net income was attributed to the lower gross revenue and higher marketing and business development expenses in securing new contract awards during the quarter.

Gross revenue for the first six months of fiscal year 2009 was $52,965,000, a decrease of $5,272,000 (9%) compared to $58,237,000 gross revenue in the first six months of last fiscal year.  Net income for the first six months of fiscal year 2009 was $1,089,000, or $0.12 per share compared to $1,762,000, or $0.19 per share for the same period last fiscal year.  The decrease in net income was attributed to lower gross revenue as mentioned above and loss in marketable securities as the result of financial market downturn, which was reported in the first quarter.

Dr. Ted Prociv, President and CEO of Versar said, “Our funded backlog of business remains strong at $99 million dollars.  We are winning good, higher margin contracts, we’re debt free, and we’re anticipating getting our share of work on projects under the President’s Economic Stimulus Program.  Our lackluster quarterly performance can be largely attributable to the overall state of the economy.  Versar is not exempt from its effects.  In particular, Versar’s municipal clients have either delayed or suspended projects because the tax revenues which they are almost wholly dependent on for funding have been greatly reduced.  The financial results for the remaining two quarters look promising.”

VERSAR, INC., headquartered in Springfield, VA, is a publicly held international professional services firm supporting government and industry in national defense/homeland defense programs, environmental health and safety and infrastructure revitalization.  VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, and http://www.geomet.com; http://www.viap.com and http://www.dtaps.com.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended June 27, 2008.  The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

Contact:	James Dobbs	(703) 642-6712
Senior Vice President
Email: jdobbs@versar.com

Investor Relations Contact:	Andrew J. Kaplan	(732) 747-0702
Barry Kaplan Associates
623 River Road
Fair Haven, NJ 07704
Email: smallkap@aol.com

VERSAR, INC. AND SUBSIDIARIES Consolidated Statements of Income (Unaudited – in thousands, except per share amounts)

	For the Three-Month Periods Ended		For the Six-Month Periods Ended
	December 26, 2008	December 28, 2007	December 26, 2008	December 28, 2007

GROSS REVENUE	$27,967	$29,355	$52,965	$58,237
Purchased services and materials, at cost	15,651	17,965	29,200	36,136
Direct costs of services and overhead	9,111	8,323	17,382	15,535
GROSS PROFIT	3,205	3,067	6,383	6,566

Selling, general and administrative expenses	2,198	1,856	4,234	3,632

OPERATING INCOME	1,007	1,211	2,149	2,934

OTHER EXPENSE
(Gain) loss on marketable securities	(7)	---	346	---
Interest expense (income)	74	(52)	19	(116)
INCOME BEFORE INCOME TAXES	940	1,263	1,784	3,050

Income tax expense	375	518	695	1,288

NET INCOME	$565	$745	$1,089	$1,762

NET INCOME PER SHARE – BASIC	$0.06	$0.08	$0.12	$0.20

NET INCOME PER SHARE – DILUTED	$0.06	$0.08	$0.12	$0.19

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING – BASIC	9,068	8,871	9,064	8,840

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING – DILUTED	9,112	9,231	9,134	9,243